Exhibit 10.2

PROMISSORY NOTE

Borrower:	Surge Components, Inc.	Lender:	Citibank, N.A.
	95 East Jefryn Boulevard		6801 Colwell Boulevard
	Deer Park, NY 11729		Irving, TX 75039

Principal Amount: $3,000,000.00	Date of Note: February 22, 2017

PROMISE TO PAY. To repay Borrower’s loan, Surge Components, Inc. (“Borrower”) promises to pay to Citibank, N.A. (“Lender”), or order, In lawful money of the United States of America, on demand, the principal amount of Three Million & 00/100 Dollars ($3,000,000.00) or so much as may be outstanding, together with interest on the unpaid outstanding principal balance calculated from the date of the first advance until repayment of all advances.

PAYMENT. Borrower will pay this loan In full Immediately upon Lender’s demand. Borrower will pay regular monthly payments of all accrued unpaid interest due as of each payment date, beginning March 22, 2017, with all subsequent interest payments to be due on the same day of each month after that. Unless otherwise agreed or required by applicable law, payments will be applied to the loan in the following order: (1) interest; (2) principal; and (3) charges, fees and penalties. Borrower will pay Lender at Lender’s address shown above or at such other place as Lender may designate in writing.

ADVANCES. Borrower understands and agrees that all advances under this Note are at Lender’s sole and absolute discretion and Lender, without notice to the Borrower, may decline to make any advance requested by Borrower, regardless of the manner in which the request is made.

VARIABLE INTEREST RATE. The interest rate on this Note is subject to change from time to time based on changes in an independent index which is the greater of the Prime Rate or the Minimum Interest Rate, each as hereafter defined (the “Index”). The Index is not necessarily the lowest rate charged by Lender on its loans. If the Index becomes unavailable during the term of this loan, Lender may designate a substitute index after notifying Borrower. Lender will tell Borrower the current Index rate upon Borrower’s request. The interest rate change will not occur more often than each day the Index changes. Borrower understands that Lender may make loans based on other rates as well. Interest on the unpaid principal balance of this Note will be calculated as described in the “INTEREST CALCULATION METHOD” paragraph using a rate equal to the Index. NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.

INTEREST CALCULATION METHOD. Interest on this Note is computed on a 365360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All interest payable under this Note is computed using this method.

PRIME RATE. “Prime Rate” shall mean the prime rate of interest announced by Lender from time to time at its principal office as its prime commercial lending rate.

MINIMUM INTEREST RATE. “Minimum Interest Rate” shall mean two hundred (200) basis points in excess of the rate of Interest determined by Lender in accordance with its customary procedures and utilizing such electronic or other quotation sources as it considers appropriate to be the prevailing rate per annum in effect each banking day at which deposits in United States dollars for a one month period, determined by Lender in its sole discretion, are offered to Lender by first class banks in the London Interbank Market shortly after 11:00 a.m. (London time) two banking days prior to the date such rate of interest shall be effective and applied to existing and future advances with respect to this Note.

PREPAYMENT. Borrower may pay without fee all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s obligation to continue to make payments of accrued unpaid interest. Rather, early payments will reduce the principal balance due. Borrower agrees not to send Lender payments marked “paid in full”, “without recourse”, or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lenders rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes “payment in full” of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: Citibank, N.A.; 6801 Colwell Boulevard; Irving, TX 75039.

INTEREST AFTER DEFAULT - RELATED DOCUMENTS. Upon the failure by Borrower to repay all amounts due under this Note upon Lender’s demand or observe or comply with any of the terms or conditions herein or in any Related Documents, Lender, at its option, may, if permitted under applicable law, increase the Interest rate on this Note by 3.00%. The interest rate will not exceed the maximum rate permitted by applicable law. The words “Related Documents” mean all promissory notes, credit agreements, loan agreements, environmental agreements, guaranties, security agreements, mortgages, deeds of trust, security deeds, collateral mortgages, and all other instruments, agreements and documents, whether now or hereafter existing, executed in connection with any and all loans and financial accommodations from Lender to Borrower whether now or hereafter existing, and however evidenced, including without limitation those loans and financial accommodations described herein or described on any exhibit or schedule attached to this Agreement from time to time. This section replaces and supersedes the section below entitled “Interest After Default,” which shall be disregarded and have no force or effect.

PROMISSORY NOTE
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LATE CHARGE. If a regularly scheduled interest payment is 15 days or more late, Borrower will be charged 4.000% of the unpaid portion of the regularly scheduled payment. If Lender demands payment of this loan, and Borrower does not pay the loan in full within 15 days after Lender’s demand, Borrower also will be charged 4.000% of the unpaid portion of the sum of the unpaid principal plus accrued unpaid interest.

INTEREST AFTER DEFAULT. Upon the failure of the Borrower to pay any amount hereunder on demand, Lender, at its option. may, if permitted under applicable law, increase the interest rate on this Note to 3.000 percentage points above the index. The interest rate will not exceed the maximum rate permitted by applicable law.

LENDER’S RIGHTS. Upon the failure of the borrower to pay any amount hereunder on demand, Lender may declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due and payable.

ATTORNEYS’ FEES; EXPENSES. Borrower agrees to pay all costs and expenses Lender incurs to collect this Note. This includes, subject to any limits under applicable law, Lenders reasonable attorneys’ fees and Lender’s legal expenses whether or not there is a lawsuit, including reasonable attorneys’ fees and expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.

GOVERNING LAW. This Note will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of New York without regard to Its conflicts of law provisions.

CHOICE OF VENUE. If there is a lawsuit, Borrower agrees upon Lender’s request to submit to the jurisdiction of the courts of New York County, State of New York. Nothing herein shall affect the right of the Lender to bring any action or proceeding against the Borrower or its property in the courts of any other jurisdiction.

RIGHT OF SETOFF. To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrowers accounts with Lender and its subsidiaries and affiliates (whether checking, savings, or some other account and whether evidenced by a certificate of deposit). This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the indebtedness against any and all such accounts, and, at Lender’s option, to administratively freeze all such accounts to allow Lender to protect Lender’s charge and setoff rights provided in this paragraph.

LINE OF CREDIT. This Note evidences a revolving line of credit. Advances under this Note, as well as directions for payment from Borrower’s accounts, may be requested orally or in writing by Borrower or by an authorized person. Lender may, but need not, require that all oral requests be confirmed in writing. Borrower agrees to be liable for all sums either” (A) advanced in accordance with the instructions of an authorized person or (B) credited to any of Borrower’s accounts with Lender. The unpaid principal balance owing on this Note at any time may be evidenced by endorsements on this Note or by Lender’s internal records, including daily computer print-outs. Lender will have no obligation to advance funds under this Note if: (A) Borrower or any guarantor is in default under the terms of this Note or any agreement that Borrower or any guarantor has with Lender, including any agreement made in connection with the signing of this Note; (B) Borrower or any guarantor ceases doing business or is insolvent; (C) any guarantor seeks, claims or otherwise attempts to limit, modify or revoke such guarantor’s guarantee of this Note or any other loan with Lender; (D) Borrower has applied funds provided pursuant to this Note for purposes other than those authorized by Lender; or (E) Lender in good faith believes itself insecure.

PROMISSORY NOTE
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LINE OF CREDIT - ONLINE ACCESS. Requests for advances under this Note to bear interest at the Prime Rate or the Minimum Interest Rate, as well as payments from Borrower’s accounts, may also be made on Lender’s online banking system. Borrower agrees to be liable for all sums either (A) advanced in accordance with the online instructions or (B) credited to any of Borrower’s accounts with Lender.

JURY WAIVER. BORROWER HEREBY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING HEREUNDER OR IN CONNECTION HEREWITH TO THE EXTENT PERMITTED BY APPLICABLE LAW.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower’s heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

GENERAL PROVISIONS. This Note is payable on demand. The inclusion of specific default provisions or rights of Lender shall not preclude Lender’s right to declare payment of this Note on its demand. If any part of this Note cannot be enforced, this fact will not affect the rest of the Note. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or Impair, fail to realize upon or perfect Lender’s security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.

BORROWER:

SURGE COMPONENTS, INC.

By:	/s/ Ira Levy	By:	/s/ Steven Lubman
	Ira Levy, President/Chief Executive Officer of Surge Components, Inc.		Steven Lubman, Vice President of Surge Components, Inc.